Exhibit 99.1

For Immediate Release

Friday, February 8, 2008

Press Release

FNB CORPORATION ANNOUNCES UPDATED RESULTS

CHRISTIANSBURG, Virginia –FNB Corporation (NASDAQ: FNBP) today reported that it will increase its allowance for loan losses through an additional provision of approximately $976 thousand for the quarter ended December 31, 2007. The approximate after-tax effect of this provision is expected to result in a reduction in net income of $634 thousand for the fourth quarter and year ended December 31, 2007 from the amounts previously reported in the Company’s press release issued January 23, 2008, resulting in net income for the fourth quarter of 2007 of $1.8 million and net income for the year ended December 31, 2007 of $13.6 million.

With the additional provision, the Company’s allowance for loan losses totaled $12.9 million at December 31, 2007, and nonperforming assets at December 31, 2007 were $21.9 million. This adjustment to the allowance for loan losses is the result of the deterioration as of December 31, 2007 of a real estate development loan that has now been placed on nonaccrual status. This adjustment is not expected to affect prior quarters. Management is continuing its evaluation of the adequacy of the reserve at December 31, 2007, which could result in additional provisions for loan losses.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, FNB Corporation operates 27 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.	William B. Littreal
President/CEO	Executive Vice President/CFO
(540) 382-6041	(540) 381-6758

Pending Merger of Equals with Virginia Financial Group, Inc.

As previously announced, FNB and VFG have entered an agreement and plan of reorganization pursuant to which the two companies will combine in a merger of equals transaction, to create the largest independent bank holding company headquartered in Virginia. The merger has received approval from the Federal Reserve Board and Virginia State Corporation Commission. FNB and VFG have each scheduled special meetings on February 12, 2008 for shareholders of

FNB and VFG to approve the merger. In the meantime, merger integration teams from FNB and VFG are making significant progress toward the combination and integration of the two companies. The companies expect the merger to be completed during the first quarter of 2008.

Additional Information About The Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007. The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008.

We urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov. Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings FNB makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger. Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to certain factors that may cause FNB’s results to vary from those expected. Forward-looking statements may include, but are not limited to, discussions concerning the following:

•	Projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures;

•	Ability to successfully complete the merger or other transactions and the impact of any such transaction on FNB’s performance and operations;

•	Expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives; and

•	The outlook of the economy, competition, regulation, taxation, FNB strategies, subsidiaries, investment risk and policies.

Actual results or performance could differ from those implied or contemplated by these forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, including, among others: the businesses of VFG and/or FNB may not be integrated successfully or such integration may be more difficult, time-consuming or more costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; obtaining required shareholder approvals, and completing the merger on the expected timeframe may be more difficult, time-consuming or costly than expected or may not occur at all; general business, economic, and market conditions; fiscal and monetary policies; war and terrorism; natural disasters; changes in interest rates, deposit flows, loan demand, and real estate values; deterioration in credit quality and/or a reduced demand for credit; competition with other providers of financial products and services; the issuance or redemption of additional FNB equity or debt; volatility in the market price of FNB’s common stock; changes in accounting principles, policies, or guidelines; changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; other economic, competitive, servicing capacity, governmental, regulatory, and technological factors affecting FNB’s operations, pricing, products, and delivery of services; and other risk factors detailed from time to time in filings made by FNB with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. FNB does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.